Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of NovaCopper Inc. of our report dated February 5, 2015 relating to the consolidated financial statements of NovaCopper Inc. which appears in NovaCopper Inc.’s Annual Report on Form 10-K for the year ended November 30, 2014.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, British Columbia
November 20, 2015